Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact: Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES INCREASE IN NET INCOME FOR THE

QUARTER ENDED MARCH 31, 2008

(Beverly, MA) April 22, 2008—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (AMEX “BNV”) (the “Company”) and its subsidiary, Beverly National Bank (“Bank”), announced the Company’s earnings for the quarter ended March 31, 2008.

The Company reported net income for the quarter of $910,000, or basic and fully diluted earnings of $0.34 per share, compared to net income of $807,000, or basic and fully diluted earnings of $0.29 per share, for the same quarter last year. The results for the quarter ended March 31, 2008 represent a 12.8% increase in net income and a 17.2% increase in earnings per share, compared to results of the same quarter last year. The primary reason for the increase in the Bank’s net income and earnings per share is the increase in net interest income. This a result of the Bank maximizing opportunities presented in this volatile interest rate environment and maintaining its strong asset quality.

Net interest income after the provision for loan losses increased $128,000, or 3.3%, for the quarter ended March 31, 2008, compared to the same period last year. The increase was primarily the net result of an increase in interest-earning assets and a decrease in the average cost of interest-bearing liabilities. Noninterest income and expense results were consistent with those of the same quarter last year. This is despite the Bank’s asset growth over the same period, as the Bank continues to increasingly benefit from changes made to improve overall efficiencies.

President Fournier stated, “While we are very pleased that our reported results continue to show strong performance improvement in a very challenging and competitive environment, we remain focused on ways to improve our earnings. The increase in net income over last year is encouraging, a strong indication that the efforts we have placed on business development and improving operating efficiencies are netting positive results that flow through to the bottom line.”

A provision of $128,000 was made to the allowance for loan losses during the three months ended March 31, 2008, compared to $150,000 for the same period last year. Despite the decrease in the comparable period’s provision, the allowance for loan losses was 1.11% and 1.02% of total loans at March 31, 2008 and 2007, respectively. Non-performing loans represented less than 0.1% of total loans at March 31, 2008 and 2007, totaling $245,000 and $39,000, respectively. The Company is pleased to report these results and will continue to enhance the practices that have allowed for a history of consistently strong asset quality.

Total assets as of March 31, 2008 were $487.9 million, compared to $472.8 million at December 31, 2007, an increase of $15.1 million, or 3.2%. Investments increased $7.1 million, or 6.2%, and loans, net of the allowance for loan losses, increased $12.3 million, or 3.9%. Cash and cash equivalents decreased $4.4 million, or 28.6%. Deposits increased $8.9 million, or 2.5%, repurchase agreements decreased $1.9 million, or 16.3%, and Federal Home Loan Bank advances increased $8.1 million, or 13.6%. President Fournier stated, “We have achieved considerable asset growth during the past quarter, as the Bank was able to take advantage of certain opportunities to increase interest earning assets at very attractive yields. This included utilizing available funding sources and reallocating existing resources to increase investment activity and expand the loan portfolio. The strategic focus of the Bank is to grow the loan portfolio and pursue potential investment alternatives, using avenues with the lowest feasible cost available to the Bank. We are committed to maintaining the appropriate strategic direction during these challenging and uncertain economic times and resources are allocated to areas providing the most beneficial returns, without compromising the Bank’s high standards for strong asset quality. Emphasis on augmenting earnings through noninterest income related activities as well as maintaining operating expenses and improved efficiencies are also key components of the Bank’s strategy.”

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Cash and due from banks	$9,430	$10,752
Federal funds sold	1,126	3,706
Interest-bearing demand deposits with other banks	141	115
Short-term investments	363	922

Cash and cash equivalents	11,060	15,495
Investments in available-for-sale securities (at fair value)	121,924	114,793
Federal Home Loan Bank stock, at cost	3,621	3,452
Federal Reserve Bank stock, at cost	553	553
Loans, net of the allowance for loan losses of $3,727 and $3,614, respectively	330,676	318,356
Premises and equipment	7,368	7,321
Bank owned life insurance	6,730	6,661
Accrued interest receivable	1,925	1,805
Other assets	4,011	4,355

Total assets	$487,868	$472,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$68,664	$72,425
Interest-bearing	290,508	277,885

Total deposits	359,172	350,310
Federal Home Loan Bank advances	67,715	59,616
Securities sold under agreements to repurchase	9,746	11,638
Other liabilities	5,082	5,462

Total liabilities	441,715	427,026

Stockholders’ equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,912,280 shares as of March 31, 2008 and 2,890,690 shares as of December 31, 2007; outstanding, 2,663,388 shares as of March 31, 2008 and 2,641,798 shares as of December 31, 2007	7,281	7,227
Paid-in capital	22,908	22,586
Retained earnings	21,134	21,050
Treasury stock, at cost (248,892 shares as of March 31, 2008 and December 31, 2007)	(4,370)	(4,370)
Unearned shares, Restricted Stock Plan (18,005 shares as of March 31, 2008 and 9,005 shares as of December 31, 2007)	(372)	(197)
Accumulated other comprehensive loss	(428)	(531)

Total stockholders’ equity	46,153	45,765

Total liabilities and stockholders’ equity	$487,868	$472,791

Book value per share	$17.33	$17.32

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
Interest and dividend income:
Interest and fees on loans	$5,128	$4,936
Interest on debt securities:
Taxable	1,122	1,121
Tax-exempt	120	104
Dividends on marketable equity securities	249	162
Other interest	89	133

Total interest and dividend income	6,708	6,456

Interest expense:
Interest on deposits	1,932	1,761
Interest on other borrowed funds	695	720

Total interest expense	2,627	2,481

Net interest and dividend income	4,081	3,975
Provision for loan losses	128	150

Net interest and dividend income after provision for loan losses	3,953	3,825

Noninterest income:
Income from fiduciary activities	474	462
Fees from sale of non-deposit products	50	63
Service charges on deposit accounts	159	142
Other deposit fees	226	245
Gain on sales of loans, net	—	6
Income on cash surrender value of life insurance	73	52
Other income	200	200

Total noninterest income	1,182	1,170

Noninterest expense:
Salaries and employee benefits	2,216	2,177
Director fees	77	79
Occupancy expense	465	383
Equipment expense	246	207
Data processing fees	289	266
Marketing and public relations	105	108
Professional fees	167	244
Other expense	377	420

Total noninterest expense	3,942	3,884

Income before income taxes	1,193	1,111
Income taxes	283	304

Net income	$910	$807

Comprehensive income	$1,013	$977

Earnings per share:
Weighted average shares outstanding	2,653,074	2,748,769

Weighted average diluted shares outstanding	2,656,952	2,766,104

Earnings per common share	$0.34	$0.29
Earnings per common share, assuming dilution	$0.34	$0.29
Dividends per share	$0.20	$0.20

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007
Earnings data:
Interest and dividend income	$6,708	$6,456
Interest expense	2,627	2,481

Net interest and dividend income	4,081	3,975
Provision for loan losses	128	150
Noninterest income	1,182	1,170
Noninterest expense	3,942	3,884

Income before income taxes	1,193	1,111
Income taxes	283	304

Net income	$910	$807

Per share data:
Net income-basic	$0.34	$0.29
Net income-diluted	0.34	0.29
Cash dividends	0.20	0.20
Book value (at end of period)	$17.33	$17.32
Weighted average shares:
Basic	2,653,074	2,748,769
Diluted	2,656,952	2,766,104

Balance sheet data:
Total assets	$487,868	$460,918
Total loans	334,403	312,928
Allowance for loan losses	3,727	3,193
Investments (1)	126,098	118,798
Deposits	359,172	341,962
Stockholders’ equity	$46,153	$47,222

Financial ratios:
Return on average assets	0.77%	0.71%
Return on average equity	7.92%	6.99%
Net interest margin	3.79%	3.90%

Asset quality ratios:
Non-performing loans to total loans (2)	0.07%	0.01%
Non-performing assets to total assets (3)	0.05%	0.01%
Allowance for loan losses as a percentage of:
Non-performing loans	1,521%	8,187%
Total loans (at end of period)	1.11%	1.02%

(1)	Includes available-for-sale securities, held-to-maturity securities and stock in the Federal Reserve Bank and the Federal Home Loan Bank of Boston.
(2)	Non-performing loans are defined as nonaccrual loans and loans that are past due ninety days or more but still accruing interest.
(3)	Non-performing assets are defined as non-performing loans and other real estate owned.

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.